Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., CORPORATE TRUSTEE
919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THIRD QUARTER 2007 DISTRIBUTION

AUSTIN, TEXAS September 27, 2007—TEL OFFSHORE TRUST (NASDAQ symbol - TELOZ) announced the Trust’s quarterly distribution for the third quarter of 2007.  The amount available for distribution will be $2,836,896 or $.597051 per Unit.  The third quarter distribution will be payable on October 9, 2007 to unitholders of record on September 28, 2007.

Gas revenues recorded by the Working Interest Owners on the Trust properties increased from $2,291,518 in the second quarter of 2007 to $2,392,092 in the third quarter of 2007.  Natural gas volumes during the third quarter of 2007 increased approximately 6% to 307,228 Mcf from 289,797 Mcf during the second quarter of 2007.  The increases in natural gas revenues and volumes were primarily due to resumed production on Eugene Island 339 and West Cameron 643. The increased production was partially offset by decreased production on Ship Shoal 182/183 due to compression maintenance. The average price received for natural gas decreased to $7.78 per Mcf in the third quarter of 2007 as compared to $7.91 per Mcf received in the second quarter of 2007.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties increased 18% to $9,310,471 in the third quarter of 2007 from $7,863,737 in the second quarter of 2007.  Oil volumes during the third quarter of 2007 increased 1% to 137,016 barrels, compared to 135,985 barrels of oil produced in the second quarter of 2007.  The increase in revenue was due primarily to an increase in the average price received for oil to $67.95 per barrel in the third quarter of 2007 from $57.83 per barrel in the second quarter of 2007.

The Trust’s share of capital expenditures decreased by $28,016 in the third quarter of 2007 to $213,168, as compared to $241,184 in the second quarter of 2007. The Trust’s share of operating expenses increased by $142,721 in the third quarter of 2007 to $1,649,964 as compared to $1,507,243 for the second quarter of 2007.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds also resulted in a net release of $450,397 from the Trust’s

Special Cost Escrow Account in the third quarter of 2007, bringing the Trust’s Special Cost Escrow balance to $6,816,535 as of the end of the Trust’s third quarter.

This press release contains forward-looking statements.  Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2006 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Trust Company, N.A.
AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

www.businesswire.com/cnn/tel-offshore.htm